                                  NEWS RELEASE

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846 N. Mart-Way Court, Olathe, Kansas 66061  Phone: 913-647-0158 Fax:  913-647-0132
                                                                 investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

           ELECSYS CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS

Olathe,  Kansas (September 9, 2008) - Elecsys Corporation (AMEX: ASY), a leading provider of electronic design and manufacturing  services and innovative product solutions,  today  announced its financial  results for the first fiscal quarter ended July 31, 2008.

Sales for the quarter were $5,564,000, an increase of 16%, or $777,000, from the first quarter of Fiscal 2008. The increase was primarily due to sales  generated by its Radix subsidiary's ultra-rugged handheld computer business, which Elecsys acquired in September 2007, and strong revenue growth from its NTG  subsidiary's remote monitoring business.

Sales of Radix rugged handheld  computer  hardware and  peripherals,  as well as maintenance  contract and service revenues,  totaled $1,464,000 for the quarter.
NTG sales were  $781,000,  an increase of 123% from the first  quarter of Fiscal
2008, as the subsidiary continued to experience strong demand for its WatchdogCP products and initiated international marketing efforts for its remote monitoring solutions.  Sales of DCI  electronic  design  and  manufacturing  services  were
$4,589,000 for the first quarter of fiscal 2009,  virtually  unchanged  compared with the prior year.

Looking  forward  over the next few  quarters,  the Company  expects  both Radix revenues and NTG revenues to increase over the current  period.  With additional sales and  marketing  initiatives  now in place,  the Company  also  anticipates revenue growth at DCI during the second half of this fiscal year.

Total consolidated backlog at July 31, 2008, increased $2,803,000 to $7,969,000, compared to total backlog of $5,166,000 on April 30, 2008.  This was largely due to a $2.6 million Radix order for handheld  computers to be deployed  throughout the South African railroad network.  This order is the initial phase of a larger infrastructure  project that the Company  believes may generate  similar  orders over the next few years.

Gross  margin  was  approximately  35% of sales,  or  $1,951,000,  for the first quarter ended July 31, 2008,  compared to 32% of sales,  or $1,515,000,  for the prior  year  period.  The  product  mix  during  the first  quarter  was a large contributor to our improvement in consolidated gross margin for the period.

Selling,  general and  administrative  expenses grew by  approximately  $494,000 during the first quarter  compared to the prior year's  quarter,  primarily from the  addition of Radix.  Corporate  expenses  for  professional  fees related to compliance with the Sarbanes-Oxley Act also contributed to the increase.

As a result,  operating  income for the first quarter was $296,000,  compared to
$354,000 for the same quarter in the prior year.

Net income was $109,000,  or $0.03 per diluted share, for the quarter ended July
31, 2008. For the quarter ended July 31, 2007, net income was $174,000, or $0.05 per diluted share.  With customer orders currently  scheduled for shipment,  the
Company anticipates an increase in net income during the second fiscal quarter.

"We are pleased to start the new fiscal year with strong  revenue  growth in the first quarter," said Karl Gemperli,  chief executive officer. "Sales at DCI, the company's largest subsidiary, remained stable even in the current economy, while results for Radix and NTG were strong."

Gemperli  added,  "We are  very  encouraged  by the  growing  interest  in NTG's
WatchdogCP products.  We are also excited by the potential for NTG's products in the global  market and are pleased by our first  international  sale made during this quarter.  Also, the  investments we continue to make in Radix are beginning to pay off and we  anticipate  long-term  growth for rugged  handheld  computing solutions at that subsidiary."

Gemperli concluded, "With an increase in sales of 16% over the comparable period in Fiscal 2008 and  continued  interest in our  diverse  products,  high-quality design services and  manufacturing  capabilities,  we anticipate growth in sales and profits in the months ahead."

About Elecsys Corporation
Elecsys Corporation  operates three wholly owned  subsidiaries,  DCI, Inc., NTG,
Inc., and Radix  Corporation.  DCI provides  electronic design and manufacturing services for original equipment manufacturers in the aerospace,  transportation, communications,  safety,  security and other industrial product industries.  DCI has  specialized  expertise  and  capabilities  to integrate  custom  electronic assemblies with a variety of innovative display and interface technologies.  NTG designs,  markets,  and provides remote monitoring solutions for the gas and oil pipeline  industry as well as other  industries that require remote  monitoring.
Radix develops, designs and markets ultra-rugged handheld computers, peripherals and portable  printers.  The markets served by its products  include  utilities,
transportation    logistics,    traffic   and   parking    enforcement,    route
accounting/deliveries,  and inspection and  maintenance.  For more  information, visit our website, www.elecsyscorp.com.

Safe-Harbor Statement
The  discussions  set forth in this press  release may  contain  forward-looking comments  based on  current  expectations  that  involve  a number  of risks and uncertainties.  Actual results could differ  materially  from those projected or suggested in the forward-looking  comments.  The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys  Corporation's  SEC filings,  including the Form 10-KSB for the year  ended  April 30,  2008.  The  reader  is  cautioned  that  Elecsys
Corporation  does not have a policy  of  updating  or  revising  forward-looking statements  and thus he or she should not assume that silence by  management  of
Elecsys  Corporation  over time means that  actual  events  are  bearing  out as estimated in such forward-looking statements.

                                      # # #

Investor Relations Contact:   Todd A. Daniels
                              Elecsys Corporation
                              (913) 647-0158, Phone
                              (913) 647-0132, Fax
                              investorrelations@elecsyscorp.com

Media Inquiries Contact:      Shelley Bartkoski
                              Hagen and Partners
                              (913) 642-3715
                              sbartkoski@hagenandpartners.com

                      Elecsys Corporation and Subsidiaries
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                                                                           Three Months Ended
                                                                                                July 31,
                                                                                        2008                 2007
                                                                                        ----                 ----
Sales                                                                                       $5,564               $4,787
Cost of products sold                                                                        3,613                3,272
                                                                                  -----------------    -----------------
Gross margin                                                                                 1,951                1,515

Selling, general and administrative expenses                                                 1,655                1,161
                                                                                  -----------------    -----------------

Operating income                                                                               296                  354

Financial income (expense):
  Interest expense                                                                           (117)                (102)
  Other income, net                                                                             --                   14
                                                                                  -----------------    -----------------
                                                                                             (117)                 (88)
                                                                                  -----------------    -----------------

Income before income taxes                                                                     179                  266

Income tax expense                                                                              70                   92
                                                                                  -----------------    -----------------

Net income                                                                                    $109                 $174
                                                                                  =================    =================

Net income per share information:
  Basic                                                                                      $0.03                $0.05
  Diluted                                                                                    $0.03                $0.05

Weighted average common shares outstanding:
   Basic                                                                                     3,287                3,285
   Diluted                                                                                   3,458                3,479